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                                                                  EXHIBIT 12.1


                          EARLE M. JORGENSEN COMPANY

                      STATEMENT OF COMPUTATION OF RATIO
                         OF EARNINGS TO FIXED CHARGES
                            (dollars in thousands)


                                                    Year Ended March 31,
                                             ---------------------------------
                                                1996       1995        1994
                                             ----------   -------    ---------

(Loss) income before income taxes            $ (38,248)   $23,406    $ (4,306)

Fixed charges to be added back
to earnings:

  Interest and debt expense                     41,153      34,971     30,467
  Rentals (one-third of all
    rent and related costs
    charged to income)                           5,948       5,545      5,351
                                             ---------     -------    -------
      Total fixed charges                       47,101      40,516     35,818
                                             ---------     -------    -------
Earnings before income taxes
  and fixed charges                          $   8,853     $63,922    $31,512
                                             ---------     -------    -------
                                             ---------     -------    -------
Ratio of earnings to fixed charges                 .19        1.58        .88
                                             ---------     -------    -------
                                             ---------     -------    -------
Amount by which earnings are
  inadequate to cover fixed
  charges                                    $ (38,248)    $  ---     $(4,306)
                                             ---------     -------    -------
                                             ---------     -------    -------



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